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                                                                    EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                      NEWS RELEASE

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Contact:  William R. Council, III
          Chief Executive Officer

                  ADVOCAT ANNOUNCES PURCHASE OF LEASED FACILITY

FRANKLIN, Tenn. - (July 6, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) announced today it signed an agreement to purchase Briarcliff Health Care Center, a 120-bed skilled nursing facility in Oak Ridge, Tennessee. Advocat is the current operator of this facility under a lease agreement that was to expire in February 2006. Under the terms of the agreement, Advocat will acquire the nursing home for a purchase price of approximately $6.7 million and terminate the lease agreement.

Commenting on the purchase, Chief Executive Officer William R. Council, III said, "Briarcliff is one of our best facilities and was recognized as our Tennessee home of the year in 2004. We have operated the home under a lease agreement since 1990. We are very happy to keep this facility in our family."

The purchase is subject to the completion of financing on acceptable terms, regulatory approval, and other conditions. The Company is negotiating financing arrangements with a commercial finance company. The Company expects to close on this transaction during the third quarter of 2005.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc

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